Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, dated August 15, 2023 (the “Effective Date”) (this “Amendment”), to the Employment Agreement, dated as of September 18, 2018, as amended March 29, 2022 (the “Employment Agreement”), is entered into between Virpax Pharmaceuticals, Inc. (the “Company”) and Anthony P. Mack (the “Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Agreement.

WHEREAS, Executive was retained under the Employment Agreement by the Company to serve as its Chairman and Chief Executive Officer; and

WHEREAS, in recognition of the hard work and performance by Executive, the Corporation desires to amend the Employment Agreement as set forth below.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1. The following subsection (i), entitled “Change in Control”, is hereby added to the end of Section 4 - Termination:

“(i) Change in Control.

(i) Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive’s death or Disability), in each case within twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Obligations and subject to the Executive’s compliance with Section 6 of this Agreement and the Executive’s execution of the Release (as defined above) which becomes effective within 60 days following the termination date, the Executive shall be entitled to receive the following:

(1) a lump sum payment equal to two (2) times the sum of the Executive’s Base Salary for the year in which the termination date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which will be paid no later than March 15 of the year following the termination date;

(2) a lump sum payment equal to two (2) times the sum of the Executive’s Cash Bonus for the calendar year in which the termination date occurs (or if greater, the year in which the Change in Control occurs), which will be paid no later than March 15 of the year following the termination date; and

(3) accelerated vesting of any award granted to the Executive under the Virpax Pharmaceuticals, Inc. 2022 Equity Incentive Plan (“Plan”) in accordance with section 15.1(b) of the Plan, and as approved by the compensation committee of the Board pursuant to the execution of this Agreement.

(ii) For the avoidance of doubt, if Executive is entitled to benefits under this Section 4(i), Executive will not be eligible for the benefits set forth in Sections 4(d) or 4(e).

2. All other terms of the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

3. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

4. This Amendment shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

VIRPAX PHARMACEUTICALS, INC.

By:	/s/ Vinay Shah
Name:	Vinay Shah
Title:	Chief Financial Officer

/s/ Anthony P. Mack
Anthony P. Mack